UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 4, 2009
MIDWEST BANC HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	001-13735 (Commission File Number)	36-3252484 (IRS Employer Identification No.)

501 West North Avenue Melrose Park, Illinois (Address of principal executive offices)	60160 (Zip Code)
Registrant’s telephone number, including area code: (708) 865-1053
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     Midwest Banc Holdings, Inc. (the “Company”), currently has a $25.0 million short-term revolving line of credit and $55.0 million term note with a single lender. As of February 28, 2008, $8.6 million was outstanding under the revolving line of credit and $55.0 million was outstanding under the term loan. These loans are secured by the stock of Midwest Bank and Trust Company.
     The Company is obligated to meet certain covenants under the loan agreement relating to these loans. A breach of any of these covenants could result in a default under the loan agreements. Upon the occurrence of an event of default, all amounts outstanding under loan agreements could become immediately due and payable and the lender could terminate all commitments to extend further credit. The lender also could, at its option, increase the interest rate on those loans by 300 basis points. If the Company is unable to repay those amounts, the lender could proceed against the collateral granted to it to secure the indebtedness. If the lender accelerates the repayment of borrowings, the Company may not have sufficient assets to make the payments when due.
     As a result of the effects of recent economic conditions, the increase in nonperforming assets, and the impairment charges on goodwill and the FNMA and FHLMC preferred securities, the Company sought covenant waivers on two occasions since December 31, 2007. The lender has waived a covenant violation in the first quarter of 2008 resulting from the Company’s net loss recognized in that period. On March 4, 2009, the lender has waived a covenant violation for the third quarter of 2008 resulting from the Company’s net loss recognized in that period, contingent upon the Company making accelerated principal payments under the aforementioned term loan agreement in the amounts and on or prior to the dates shown below:
     July 1, 2009 — $5.0 million
     October 1, 2009 — $5.0 million
     January 4, 2010 — $5.0 million
     Previously, no principal payments were due under the term loan agreement until the final maturity date of September 28, 2010. The waiver further provides that if the Company raises $15.0 million in new capital pursuant to an offering of common or convertible preferred stock, then the Company shall not be obligated to make any of the accelerated principal payments specified above that fall due after the date on which the Company receives such $15.0 million in new capital until the final maturity date of September 28, 2010. The Company has the capacity to satisfy all payment obligations outlined above.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Banc Holdings, Inc.
By:	/s/ JoAnn Sannasardo Lilek
JoAnn Sannasardo Lilek
Executive Vice President and Chief Financial Officer
March 10, 2009

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